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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Playboy Enterprises, Inc. on Form S-8 relating to the Playboy Enterprises, Inc. 1995 Stock Incentive Plan of our report dated July 26, 1994, on our audits of the consolidated financial statements and financial statement schedules of Playboy Enterprises, Inc. as of June 30, 1994 and 1993 and for each of the three years in the period ended June 30, 1994, which report is included in the Annual Report on Form 10-K.

We also consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the prospectus that is part of the above-referenced registration statement.





   /s/Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.



Chicago, Illinois
March 16, 1995